Registration Statement No.333-264388
Filed Pursuant to Rule 433

Subject to Completion, dated March 03, 2023
Pricing Supplement to the Prospectus dated May 26, 2022,
the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$ [ ]
Senior Medium-Term Notes, Series I
Buffer Enhanced Return Notes due March 18, 2024
Linked to the shares of Global X U.S. Infrastructure Development ETF

•	The notes are designed for investors who are seeking 200.00% leveraged positive return based on any appreciation in the level of the shares of Global X U.S. Infrastructure Development ETF (the “Reference Asset”) , subject to the Maximum Redemption Amount (as defined below). Investors must be willing to accept that the payment at maturity will not exceed the Maximum Redemption Amount.
•	The Maximum Redemption Amount is $1,150.00 for each $1,000 in principal amount (a 15.00% return on the notes).
•	If the Reference Asset decreases by more than 15.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level in excess of 15.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 85.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a direct investment in the Reference Asset.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06374VQG4.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	March 10, 2023	Valuation Date:	March 13, 2024
Settlement Date:	March 15, 2023	Maturity Date:	March 18, 2024

1Expected. See “Key Terms of the Notes” below for additional details.

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% [ ]	0.00% [ ]	100.00% [ ]

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $1,000.00 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $986.30 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $935.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The shares of Global X U.S. Infrastructure Development ETF (ticker symbol “PAVE”) . See “The Reference Asset” below for additional information.

Underlying Index:	Indxx U.S. Infrastructure Development Index

Payment at Maturity:

If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Final Level of the Reference Asset is greater than or equal to its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Reference Asset x Upside Leverage Factor)]

If the Final Level of the Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Reference Asset + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level in excess of 15.00%. You may lose up to 85.00% of the principal amount of your notes.

Upside Leverage Factor:	200.00%

Maximum Return:	15.00%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,150.00 per $1,000 in principal amount of the notes.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	The closing level of the Reference Asset on the Pricing Date.

Buffer Level:[2]	85.00% of the Initial Level.

Buffer Percentage:[2]	15.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Reference Asset does not decrease by more than 15.00% over the term of the notes. If the Final Level of the Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 85.00% of the principal amount of your notes.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:[1]	March 10, 2023

Settlement Date:[1]	March 15, 2023

Valuation Date:[1]	March 13, 2024

Maturity Date:[1]	March 18, 2024

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of the Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

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1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to an ETF” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Reference Asset, reflecting the 200.00% Upside Leverage Factor, Maximum Return of 15.00%, and Buffer Level of 85.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
10.00% 7.50%	200% Upside Exposure, subject to the Maximum Return	15.00% 15.00%
5.00% 3.00%	200% Upside Exposure	10.00% 6.00%
0% -15%	Buffer Level of 85.00% of Initial Level	0% 0%
-25% -35%	1x Loss Beyond Buffer Level	-10% -20%

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Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the Final Level is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 85.00% of the principal amount of your notes.
•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Asset. — The return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor exceeds the Maximum Return.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Asset

•	Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases. In addition, any dividends or other distributions paid on the Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset (or any company included in the Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Asset or any securities held by the Reference Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Asset or such underlying securities.
•	No delivery of shares of the Reference Asset. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of the Reference Asset delivered to you at maturity.
•	Changes that affect the applicable Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — The policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with the index sponsor of the applicable Underlying Index and will not be responsible for its actions. — The sponsor of the applicable Underlying Index is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor of the applicable Underlying Index, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the applicable index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor of the applicable Underlying Index.
•	Adjustments to the Reference Asset could adversely affect the notes. — The sponsor and advisor of the Reference Asset is responsible for calculating and maintaining the Reference Asset. The sponsor and advisor of the Reference Asset can add, delete or substitute the stocks comprising the Reference Asset or make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of the Reference Asset advises the issuer of the Reference Asset (the “Reference Asset Issuer” ) on various matters, including matters relating to the policies, maintenance and calculation of the Reference Asset. We and our affiliates are not affiliated with the applicable investment advisor or the Reference Asset Issuer in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to the Reference Asset. Neither the applicable investment advisor nor the Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the applicable investment advisor or the Reference Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuer.
•	The correlation between the performance of the Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

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•	The Reference Asset is subject to management risks. — The Reference Asset is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of the Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Asset or the prices of the securities held by the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks related to the Global X U.S. Infrastructure Development ETF

•	The notes are subject to risks associated with infrastructure development companies. — The Global X U.S. Infrastructure Development ETF invests in infrastructure development companies, including companies involved in construction, engineering, production of raw materials, production and distribution of heavy construction equipment and industrial transportation. General risks of infrastructure development companies include the general state of the economy, intense competition, consolidation, domestic and international politics, and excess capacity. In addition, infrastructure development companies may also be significantly affected by overall capital spending levels (including both private and public sector spending), economic cycles, technical obsolescence, delays in modernization, labor relations and government regulations. Some infrastructure development companies may rely heavily on local, state or national government contracts, and are therefore subject to higher degrees of political risk and could be negatively impacted by changes in government policies or a deterioration in government balance sheets in the future. The customers and/or suppliers of Infrastructure Development companies may be concentrated in a particular country, region or industry. Any adverse event affecting one of these countries, regions or industries could have a negative impact on infrastructure development companies. Through its portfolio companies’ customers and suppliers, the Global X U.S. Infrastructure Development ETF is specifically exposed to North American Economic risk.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset or the securities held by the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Asset or securities held by the Reference Asset, futures or options relating to the Reference Asset or securities held by the Reference Asset or other derivative instruments with return liked or related to changes in the performance on the Reference Asset or securities held by the Reference Asset. We or our affiliates may also trade in the Reference Asset, such securities, or instruments related to the Reference Asset or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 85.00 (85.00% of the hypothetical initial level), the Maximum Return of 15.00%, the Maximum Redemption Amount of $1,150.00, and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,150.00	15.00%
180.00	180.00%	$1,150.00	15.00%
160.00	160.00%	$1,150.00	15.00%
140.00	140.00%	$1,150.00	15.00%
120.00	120.00%	$1,150.00	15.00%
107.50	107.50%	$1,150.00	15.00%
105.00	105.00%	$1,100.00	10.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
85.00	85.00%	$1,000.00	0.00%
84.99	84.99%	$999.90	-0.01%
80.00	80.00%	$950.00	-5.00%
40.00	40.00%	$550.00	-45.00%
20.00	20.00%	$350.00	-65.00%
0.00	0.00%	$150.00	-85.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $950.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 15.00%)] = $950.00

Example 2: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of –10%. Although the Percentage Change of the Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 105.00, representing a Percentage Change of 5.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (5.00% x 200.00%) = $1,100.00

Example 4: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level, and the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,150.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

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No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. The notes may not be distributed to retail investors in Switzerland. This pricing supplement shall not be dispatched, copied to or otherwise made available to any person in Switzerland, and the notes may not be offered for sale to any person in Switzerland, except in accordance with Swiss law.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement or any other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any sales or resales of the notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. By accepting this pricing supplement or by purchasing the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof , and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset Issuer and the Reference Asset Issuer will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Asset or any securities included in the Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Asset could affect the price of the shares of the Reference Asset on the Valuation Date, and therefore could affect the payments on the notes.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Asset may be obtained through the SEC’s website at http://www.sec.gov.

The Global X U.S. Infrastructure Development ETF

The Global X U.S. Infrastructure Development ETF is an investment portfolio maintained, managed and advised by Global X Management Company LLC. The Global X U.S. Infrastructure Development ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Indxx U.S. Infrastructure Development Index. Information about the Global X U.S. Infrastructure Development ETF filed with the SEC can be found by reference to its SEC file number: 333-151713 and 811-22209 or its CIK Code: 0001432353. Shares of the Global X U.S. Infrastructure Development ETF are listed on the Cboe BZX under ticker symbol "PAVE."

Indxx U.S. Infrastructure Development Index

The Indxx U.S. Infrastructure Development Index is sponsored by Indxx, LLC (“Indxx” or the “index sponsor”). The Indxx U.S. Infrastructure Development Index was first launched on February 17, 2017, and it has a base date of January 31, 2011 with an initial value of 1,000.

The Indxx U.S. Infrastructure Development Index is designed to track the performance of U.S.-listed companies that provide exposure to infrastructure development in the United States. This includes companies involved in the construction and engineering of infrastructure projects; the production of infrastructure raw materials, composites and products; producers/distributors of heavy construction equipment; and companies engaged in the transportation of infrastructure materials (collectively, “U.S. Infrastructure Development Companies”), as defined by the index sponsor. The Indxx U.S. Infrastructure Development Index is a modified market capitalization weighted index and is calculated in U.S. dollars ($) on a total return basis. We have derived all information contained in this description regarding the Indxx U.S. Infrastructure Development Index from publicly available information. Additional information is available on the following website: indxx.com/indices/benchmark/indxx-u.s.-infrastructure-development-index-tr. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Index Construction

Creation of the Initial Universe

To be eligible for inclusion in the initial universe, securities must meet the following criteria:

•       Their primary listing is in the United States.

•       A minimum total market capitalization of $300 million.

•       A 6-month average daily turnover greater than $1 million. In the case of a significant initial public offering (IPO), a security must have an average daily turnover greater than or equal to $1 million since the IPO launch date. An IPO is considered to be a significant IPO if its company level total market capitalization is greater than the company level total market capitalization of at least 50% of the ongoing index constituents as of the previous reconstitution selection day (defined below).

•       Traded on 90% of the eligible trading days in the last 6 months. A significant IPO will satisfy this condition if it has been listed at least ten calendar days prior to the selection date. An IPO that is not a significant IPO will satisfy this condition if it has been listed at least 3 calendar months prior to the reconstitution selection day and has traded on at least 90% of the eligible trading days for the 3 months preceding the reconstitution selection day.

•       Only common stock are eligible for inclusion in the index.

In addition, all securities eligible for inclusion must have a minimum free float equivalent to 10% of shares outstanding. Securities trading at a price of $10,000 or above are not eligible for inclusion in the index. However, existing constituents shall remain in the initial universe irrespective of their stock price.

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Security Selection Process

The security selection process entails the following steps:

•       Research is undertaken by the index sponsor to identify the industries and business segments that are expected to provide the most exposure to increased investment in U.S. infrastructure. The industries identified through this research-based approach are subject to change at every annual reconstitution.

•       As of December 2016, Indxx has identified the following four U.S. infrastructure development themes:

o       Construction and Engineering Services: Companies that provide engineering, design, maintenance and construction services for large-scale infrastructure projects such as energy generation/distribution, water/wastewater, telecommunications, transportation (roads, bridges, tunnels, rail), airports and seaports.

o       Raw Materials and Composites: Companies that produce and supply raw and composite materials (steel, copper, nickel, tin, aluminum, concrete, asphalt, cement and specialty chemicals) that are utilized in the construction and development of infrastructure projects.

o       Products and Equipment: Companies that sell or rent heavy construction equipment, cranes, electric and fiber optic cables, pipes, pumps, smart meters and other products or equipment utilized in large-scale infrastructure projects.

o       Industrial Transportation: Companies that transport infrastructure raw materials and equipment.

•       Only those companies that derive a significant portion of their revenues from the above industries or have stated their primary business to be in products and services focused on the above industries are eligible for inclusion in the index. Additionally, only companies that generate greater than 50% of revenues from the U.S. as of the reconstitution selection date are eligible for inclusion in the index.

The top 100 infrastructure development companies by market capitalization will form the final index. If fewer than 100 companies qualify for inclusion in the index, all of the qualifying companies will comprise the index.

Buffer rules are applied to reduce turnover of constituents in the Indxx U.S. Infrastructure Development Index. First, a constituent shall continue to be included in the index if its market capitalization is greater than or equal to 80% of the previously defined market capitalization limit. To illustrate, if an existing index constituent satisfies all other selection criteria but does not satisfy the market capitalization criteria to the extent of 20% deviation, then it will be retained in the new index member list. Second, a constituent shall continue to be included in the index if its 6-month average daily trading volume is greater than or equal to 70% of the previously defined liquidity limit. To illustrate, if an existing index constituent satisfies all other selection criteria but does not satisfy the liquidity criteria to the extent of 30% deviation, then it will be retained in the new index member list. Additionally, an existing index constituent shall continue to remain in the index if it is part of the top 120 companies by market capitalization, even if it is not a part of the top 100 constituents. An existing index constituent shall continue to remain in the index if it generates greater than 40% of its revenue from the U.S. as of the reconstitution selection day.

Constituent Weightings

The index applies a modified market cap-weighting approach at the time of reconstitution. A single security weight cap of 3% and minimum weight floor of 0.3% is applied. Any security which has a weight of 3% or more is allocated 3%, and any security which has a weight of 0.3% or less is allocated 0.3%. The balance weight is proportionately distributed among the remaining securities while retaining the 3% and 0.3% weight limits. Security-level market capitalization is considered for calculating weights.

Index Calculation

The value of the Indxx U.S. Infrastructure Development Index on a business day is determined by a fraction, the numerator of which is the aggregate of the market price of each index constituent times the number of shares of such index constituent as of the business day the Indxx U.S. Infrastructure Development Index is being calculated, and the denominator of which is the divisor, which is described more fully below. In addition, ordinary cash dividends will be reinvested in the index, by adjusting the divisor on the ex-dividend date.

The divisor is calculated using a fraction, the numerator of which is the divisor on the previous business day multiplied by the value of the Indxx U.S. Infrastructure Development Index on the previous business day plus or minus the difference between the closing market capitalization of the Indxx U.S. Infrastructure Development Index on the business day the Indxx U.S. Infrastructure Development Index is being calculated and the adjusted closing market capitalization of the Indxx U.S. Infrastructure Development Index on the previous business day, and the denominator of which is the value of the Indxx U.S. Infrastructure Development Index on the previous business day. The divisor is adjusted on the ex-date of a corporate action. The adjustment is completed in such a way that the value of the Indxx U.S. Infrastructure Development Index remains unchanged.

Index Maintenance

The Indxx U.S. Infrastructure Development Index follows an annual reconstitution and rebalancing schedule. Index reconstitutions become effective at the close of the last trading day of January each year (“effective day”). The security selection and portfolio creation process start on the close of the nearest Friday falling at least one month before the effective day (the “reconstitution selection day”). Constituent weights are calculated at the close of the seventh trading day prior to the effective day. Index shares are frozen using weights as of this day.

The index committee is responsible for setting policy, determining index composition, and administering the Indxx U.S. Infrastructure Development Index in accordance with the index methodology. The index committee reserves the right to use qualitative judgment to include, exclude, adjust, or postpone the inclusion of a stock. Continued index membership of a constituent is not necessarily subject to the guidelines provided in the Indxx U.S. Infrastructure Development Index methodology. A stock may be considered for exclusion by the Index Committee on the basis of corporate governance, accounting policies, lack of transparency and lack of representation, despite meeting all the criteria provided in each of the Indxx index methodology. Announcements of additions and deletions of constituents, due to various corporate actions mentioned below, in the middle of the year will be decided by the index committee.

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Corporate Actions

There is a large range of corporate actions that may affect companies included in the Indxx U.S. Infrastructure Development Index. Corporate actions are applied to the Indxx U.S. Infrastructure Development Index on the ex-date or earlier as decided by the index committee. The following is a summary of the adjustments made to any index constituent for corporate actions and the effect of such adjustments on the divisor.

1.       Cash dividend

The following adjustment is implemented: adjusted opening price of index constituent = closing price of the index constituent on the previous business day minus the dividend announced by the issuer of the index constituent. The divisor will decrease.

2.       Special cash dividend

A special cash dividend is an extraordinary distribution in the form of cash dividend which is outside the scope of dividend policy of the issuer. The following adjustment is implemented: adjusted opening price = closing price of the index constituent on the previous business day minus the special dividend announced by the issuer of the index constituent. The divisor will decrease.

3.       Stock dividend

A stock dividend is a distribution of additional shares instead of a cash payout. The following adjustments are implemented: (a) the number of shares of the index constituent = the number of shares of the index constituent on the previous business day times (1 + the percentage of the stock dividend announced by the issuer of the index constituent); and (b) the adjusted opening price of the index constituent = the closing price of the index constituent on the previous business day divided by (1 + the percentage of stock dividend announced by the issuer of the index constituent). The divisor will remain unchanged.

4.       Split and reverse split

A stock split is a decision by the issuer's board of directors to increase the number of shares that are outstanding by issuing more shares to current shareholders. The following adjustment is implemented: (a) the adjusted number of shares of the index constituent = the number of shares of the index constituent on the previous business day times the number of shares held after the split for every share held before the split; and (b) the adjusted opening price of the index constituent = the closing price of index constituent on the previous business day times (1 / the number of shares held after the split for every share held before the split). The divisor will remain unchanged.

5.       Spin-off

A spin off is the creation of an independent company through the sale or distribution of new shares of an existing business/division of a parent company. There are various potential treatments for a spin-off which are decided by the index committee on a case by case basis. The adjustment for the different options of spin-off are as follows:

(a)       When a spun off company is added to the Indxx U.S. Infrastructure Development Index and no company is removed, the following adjustment is implemented: the shares of spun off company added to the Indxx U.S. Infrastructure Development Index = the shares of parent company included in the Indxx U.S. Infrastructure Development Index times the spin-off factor announced by the parent company. The divisor will remain unchanged.

(b)       When a spun off company is not added and the parent company remains in the Indxx U.S. Infrastructure Development Index, the spin-off will be adjusted for by changing the divisor to account for the change in market value, reflecting the market value of the spun-off company. The following adjustment is implemented. (i) the shares of the spun off company added to the Indxx U.S. Infrastructure Development Index = the shares of parent company included in the Indxx U.S. Infrastructure Development Index times the spin-off factor announced by the parent company; (ii) the proceeds of the spun off entity = the shares of spun off company added to the Indxx U.S. Infrastructure Development Index times the price of the spun off company given by a data provider; (iii) the price calculated of the spun off company = the proceeds of the spun off company divided by the shares of the parent company included in the Indxx U.S. Infrastructure Development Index; and (iv) the new price for the parent company on the business day following the ex-date = the actual price of the parent company on the business day following the ex-date minus the price of the spun off company given by a data provider on the ex-date. The divisor will decrease.

(c)       When the spun off company is not added and only the parent company remains in the Indxx U.S. Infrastructure Development Index and there will be a stock adjustment, the following adjustment is implemented: (i) the shares of spun off company added to the Indxx U.S. Infrastructure Development Index = the shares of parent company included in the Indxx U.S. Infrastructure Development Index times the spin-off factor announced by the parent company; (ii) the proceeds of the spun off entity = the shares of the spun off company added to the Indxx U.S. Infrastructure Development Index times the price of the spun off company given by a data provider; (iii) the price calculated of the spun off company = the proceeds of the spun off company divided by the shares of parent company included in the Indxx U.S. Infrastructure Development Index; and (iv) the new price for the parent company = the actual price of the parent company on the business day following the ex-date minus the price of the spun off company given by a data provider on the ex-date; (v) the adjustment factor of the spun off company on the business day following the ex-date = the actual price of the parent company on the business day following the ex-date divided by the new price for the parent company on the business day following the ex-date; and (vi) the new number of shares of the parent company on the business day following the ex-date = the adjustment factor of the spun off company on the business day following the ex-date times the shares of parent company included in the Indxx U.S. Infrastructure Development Index on the ex-date. The divisor will remain unchanged.

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6.       Addition/deletion of a company

In case an index constituent is added, removed or replaced with another index constituent, the following adjustment is implemented: the number of shares of the new index constituent on the business day following the ex-date = the weight of the old index constituent on the ex-date divided by the closing price of new index constituent on the business day following the ex-date. The divisor will remain unchanged.

7.       Acquisition

An acquisition is a corporate action in which a company buys most, if not all, of the target company's ownership stakes in order to assume control of the target firm. The adjustment made depends on which case below describes the acquisition.

(a)       If the target company is a part of the Indxx U.S. Infrastructure Development Index but the acquiring company is not, the target company will be removed from the Indxx U.S. Infrastructure Development Index and proceeds will be reinvested into the Indxx U.S. Infrastructure Development Index. The divisor will decrease.

(b)       If the acquiring company is a part of the Indxx U.S. Infrastructure Development Index but the target company is not, there will be no adjustment. The divisor will remain unchanged.

(c)       If the target company and the acquiring company are part of the Indxx U.S. Infrastructure Development Index, the adjustment made depends on the type of consideration.

(i) If the acquisition is an all cash takeover, the target company will be removed from the Indxx U.S. Infrastructure Development Index and proceeds will be reinvested into the Indxx U.S. Infrastructure Development Index. The divisor will decrease.

(ii) If the acquisition is a partial stock takeover, the target company will be removed from the Indxx U.S. Infrastructure Development Index. Shares of the acquiring company will be increased according to stock term and cash proceeds will be reinvested into the index. The divisor will decrease.

(iii) If the acquisition is an all stock takeover, the target company will be removed from the Indxx U.S. Infrastructure Development Index and the shares of the acquiring company will be increased according to the stock terms. The divisor will remain unchanged.

8.       Rights offering

Rights issues give existing shareholders the right to purchase a proportional number of new shares at a discount to the market price on a stated future date. The rights issued to a shareholder have a value, thus compensating current shareholders for the future dilution of their existing shares' value. The following adjustment is implemented: (a) the new shares of the index constituent to be added to the Indxx U.S. Infrastructure Development Index = the shares of the index constituent on the previous business day times the ratio of the additional shares offered by the company on a discount; (b) the market capitalization of the index constituent = (the shares of index constituent on the previous business day times the price of index constituent on the previous business day) plus (the shares of index constituent on the previous business day times the ratio of the additional shares offered by the company on a discount times the discounted price of the index constituent with respect to the market price); and (c) the new price of the index constituent after adjusting for the additional shares = the market capitalization of the index constituent divided by the total number of shares of the index constituent. A rights issue impacts the number of shares as well as price thereby impacting the index divisor reflecting an increase in market capitalization. The divisor will increase.

The index committee will decide whether to participate in the rights issue or not. If the subscription price is greater than or equal to the stock closing price, the Indxx U.S. Infrastructure Development Index would not participate in the rights issue. If the Indxx U.S. Infrastructure Development Index does not participate in the rights issue, there will be no adjustment to the index shares or to the divisor.

9.       Delisting

Delisting refers to the practice of removing the stock of a company from a stock exchange so that investors can no longer trade shares of the stock on that exchange. The security is removed from the Indxx U.S. Infrastructure Development Index, and the invested amount in the delisted security will be reinvested into the Indxx U.S. Infrastructure Development Index. The divisor will decrease.

10.       Merger

A merger is the combination of two or more companies, generally by offering the stockholders of one company securities in the acquiring company in exchange for the surrender of their stock. The target company is removed from the Indxx U.S. Infrastructure Development Index. The index committee will decide if the surviving company should be added to the Indxx U.S. Infrastructure Development Index. If the surviving company is added to the Indxx U.S. Infrastructure Development Index, the divisor will increase to reflect the increase in the number of shares.

11.       Bankruptcy

Bankruptcy is a legal proceeding involving a person or business that is unable to repay outstanding debts. The security is removed from the Indxx U.S. Infrastructure Development Index, and the invested amount in the acquired security will reinvested into the Indxx U.S. Infrastructure Development Index. The divisor will decrease.

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12.       Temporary delisting/prolonged trading suspension

A temporary delisting/trading suspension occurs when a security stops trading on the stock exchange for a certain time period. This usually occurs when a publicly-traded company is going to release significant news about itself. The security is removed from the Indxx U.S. Infrastructure Development Index based on the index committee’s decision, and the invested amount in the acquired security will be reinvested into the index. The divisor will decrease.

13.       Bonus issue of shares

A bonus share is a free share of stock given to current/existing shareholders in a company, based upon the number of shares owned by them. The issue of bonus shares increases the total number of shares issued and owned, but does not increase the value of the company. The ratio of the number of shares held by each shareholder remains constant. The divisor will remain unchanged.

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